Exhibit 99.(i)(13)

CONSENT OF LEGAL COUNSEL

We hereby consent to your inclusion of references to our firm as legal counsel to the Vintage Mutual Funds, Inc. (the “Funds”), in Post-Effective Amendment #23 under the Securities Act of 1933 to the Form N-1A Registration Statement for the Funds and in all subsequent prospectuses and/or other reports related thereto and filed with the Securities and Exchange Commission.

We reviewed the Registration Statement and are of the opinion that this Post Effective Amendment #23 does not contain disclosures which would render it ineligible to become effective pursuant to Rule 485(b).

Cline, Williams, Wright, Johnson & Oldfather
Lincoln, Nebraska
July 25, 2003